Exhibit 14.1

                               YDI WIRELESS, INC.

                          STATEMENT OF BUSINESS CONDUCT
                               AND CODE OF ETHICS

                              Revised February 2004

I.    PURPOSE AND CORE PRINCIPLES

      This Statement of Business Conduct and Code of Ethics ("Code") summarizes the standards and expectations governing the conduct of the business of YDI Wireless, Inc. and its subsidiaries (YDI"). These standards are to be applied with reasonable business judgment to enable YDI to achieve operating and financial goals within the framework of the law and pursuant to the highest of ethical standards. We expect our employees, officers, and directors to know and abide by the basic principles outlined below.

      YDI adheres to the following core values and guiding principles:

      o Full compliance with applicable laws, rules, regulations, and standards

      o Avoidance of conflicts of interest between YDI and individual interests

      o Cultivation and protection of ideas and inventions within YDI and respecting the rights of others

      o     Appropriate creation and maintenance of corporate records

      o Honesty and fairness in all of our business activities and relationships

      YDI's Employee Handbook, available through our Finance Department, contains policies and guides that address these principles. More explanation of the various policies and guides referred to in this Code can be found in the Employee Handbook. Each YDI employee, officer, and director is responsible for being familiar with, understanding, and adhering to these policies and guides, as updated from time to time, in performing duties for YDI.

      A.    COMPLIANCE WITH LAWS

      Full compliance with applicable laws, rules, regulations, and standards by YDI, and every YDI employee, officer, and director, is the bedrock of this Code and is required. Failure to adhere to this Code can damage our reputation, subject YDI and individuals to liability and/or sanction, and interfere with our operations. We encourage our employees, officers, and directors to seek advice when needed from YDI's corporate staff, including the Legal Department and the Finance Department. In addition, we have a number of internal policies and compliance guides addressing compliance with specific laws.

      Although it is impractical to detail all relevant legal requirements and standards, the following describes certain compliance areas that impact our business.

      Antitrust; Unfair Competition Antitrust and competition laws generally prohibit agreements or actions that restrain trade or reduce competition. Product bundling or


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      tying, fixing, or controlling prices, boycotting specified suppliers or customers, allocating products, territories, or markets, or limiting the production or sale of products are examples of arrangements or conduct that are addressed by various antitrust and competition laws and regulations.

      Commercial Advertising Commercial advertising, as well as product labels, should not be false or misleading. Additionally, the laws of some jurisdictions prohibit or restrict comparative advertising. Also, the use of a logo or product representation of a third party without consent may unlawfully infringe a third party's trademark rights or copyright.

      Equal Opportunity and Hostile-Free Workplace Job applicants, customers, vendors, and fellow employees are to be treated with dignity and respect. YDI endeavors to create and maintain workplaces that are not only free of any unlawful discrimination, but also are free of conduct that could create an unlawful or hostile work environment.

      Environmental Compliance Local, state, and federal laws regulate a range of activities that affect the environment, including the use, storage, and disposal of designated hazardous or toxic materials, the shipping of hazardous substances, the incorporation of certain materials into products, and the training of employees in the use, shipping, and disposal of designated hazardous or toxic materials.

      Export/Import Controls Both the United States and foreign governments restrict trade with designated countries and restrict trade of certain products with designated countries. YDI procurement and sales employees and their supervisors are expected to have an active, working knowledge of what countries are on restricted lists and what products and groups of products are restricted for import or export. Any invitation to bid, purchase order, proposed contract, or other document or arrangement that contains boycott-related clauses or conditions may violate anti-boycott laws. These restricted product/country lists and the underlying laws and regulations are subject to frequent change.

      Improper Use of Corporate Funds Non-cash gifts or cash payments made or given for the purpose of obtaining or retaining a business opportunity may be illegal, particularly if the recipient of the payment or gift is a government-affiliated or regulated entity or an individual employee of, or consultant to, any government-affiliated or regulated entity. Careful attention should be paid to business inducements, including commissions, rebates, discounts, credits, and allowances, in order to ensure compliance with applicable laws, including currency exchange controls, anti-kickback restrictions, and tax regulations.

      Insider Trading and Fair Disclosure Insider trading laws generally prohibit the buying or selling of securities of a company, or influencing others to trade in a company's securities, based on material information that is not publicly known. The securities laws also restrict disclosure of nonpublic information. YDI directors, officers, and employees are required to treat with utmost care any nonpublic information about YDI or any other company that they receive in the course of performing service for YDI. Only designated YDI corporate personnel are permitted to communicate with research analysts,


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      investment managers, market professionals, and current or potential YDI security holders about YDI. In addition, YDI directors, officers, management, and key personnel are subject to a number of internal restrictions and procedures regarding the trading of YDI securities.

      Occupational Safety and Health Laws Occupational health and safety laws are designed to assure workplace safety and worker health. These laws address, among other things, the configuration and maintenance of manufacturing and other work spaces, the handling of hazardous or toxic substances (and proper training in that regard), appropriate design of manufacturing processes, and the operation of equipment and machines in the workplace.

      Quality Assurance All employees share in the responsibility to ensure that our products and operations meet applicable government and quality standards. Certain laws require the creation and maintenance of detailed product design and manufacturing records, maintenance and implementation of quality control procedures, implementation of a well-documented customer complaint system, and, in some instances, clearance or approval of a product prior to marketing or sale.

      B.    CONFLICTS OF INTEREST

      YDI employees, officers, and directors have a duty of loyalty to YDI. Any actual or apparent conflict of interest must be handled honestly and ethically in accordance with the procedures described below.

      Any actual or reasonably apparent conflict of interest, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, must be disclosed to the person's immediate supervisor or, if that person is involved in the matter, that person's supervisor. Alternatively, the matter can be communicated to YDI's Chief Financial Officer, Controller, and/or Vice President, Legal, either directly or anonymously via the procedures described under "REPORTING NONCOMPLIANCE" below. All matters involving officers or directors must be disclosed to the Vice President, Legal and to the Chairperson of the Audit Committee for review.

      Following disclosure, any employee, officer, or director must avoid or terminate any activity that involves an actual or reasonably apparent conflict of interest unless it is determined at the appropriate level that the activity is not harmful to YDI or otherwise improper. Any such determination shall be made by (i) the Chief Executive Officer in the case of a YDI employee, (ii) the Chairperson of the Audit Committee in the case of an officer, and (iii) the non-interested members of the Board of Directors in the case of a director.

      The following is a nonexclusive list of examples of situations that present the appearance of a conflict that must be disclosed:


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      o     Performing services for a significant customer, significant supplier, or competitor of YDI (whether as a consultant, employee, officer, director, advisor, or in any other capacity), other than at the request of YDI

      o Having a direct or indirect financial interest in, or other significant personal relationship with, a supplier, customer, or competitor of YDI, other than an investment representing less than one percent (1%) of the voting power of a publicly-held company

      o Having any other material economic interest in the terms of any business relationship with YDI, except in one's capacity as a director, officer, employee, or shareholder

      o Taking for himself or herself advantage of opportunities that are discovered through one's position with YDI or through the use of YDI property or information

      o Using YDI funds, facilities, or other YDI assets for non-business purposes

      o Using or disclosing YDI trade secrets or confidential or other proprietary information for personal benefit

      C.    INTELLECTUAL PROPERTY.

      YDI endeavors to create a work environment in which each YDI director, officer, and employee is encouraged to develop, cultivate, maintain, and protect ideas, copyrights, and inventions that may be used in our business for the benefit of YDI as a whole. To facilitate this environment, procedures have been established regarding the preparation, filing, and maintenance of patents and trademarks, the handling of infringement claims, licensing agreements, the protection of trade secrets, and invention record keeping. In addition to protecting YDI's intellectual property, employees, officers, and directors are expected to respect and therefore refrain from copying or using the ideas, copyrights, and inventions of others, except pursuant to a valid permit, license, or similar arrangement from or with the owner of the ideas, copyrights, or inventions.

      D.    COMPANY BOOKS, RECORDS, AND COMMUNICATIONS

      Accuracy and Completeness YDI's ability to meet its financial, legal, and management obligations depends on the accuracy and reliability of YDI's books and records. All business documents, including internal and external correspondence, memoranda, and communications of any type, are to be prepared as completely, honestly, and accurately as possible. All disbursements of funds and all receipts are to be properly and promptly recorded, and no undisclosed fund may be established for any purpose. The books and records of YDI must be kept accurately and must fully and fairly reflect all company transactions.

      Privacy of Employee Records Only those employee records required for business, legal, or contractual reasons are to be maintained. Access to and knowledge of such records are to be limited to those who need the information for legitimate business or legal purposes. Employees with access to personal information about co-workers should be periodically advised against the misuse and improper disclosure of such information.


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      Records Retention Certain records must be maintained as dictated by applicable laws or contract requirements or for historical reference value.

      E.    HONESTY AND FAIRNESS

      Fair Dealing YDI expects each director, officer, and employee to deal fairly and in good faith with YDI's customers, vendors, competitors, employees, business partners, and stockholders. No director, officer, or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, fraudulent behavior, or any other unfair practice or behavior.

      Gifts and Entertainment As harmless as it may seem to accept gifts or services offered on the basis of friendly business relationships, this is an area where conflicts can arise or the appearance of impropriety can easily occur. For this reason, directors, officers, and employees may not accept (or offer) gifts or favors of any significant value from (or to) any supplier or customer, even though the gift may appear unlikely to have any influence on decisions regarding company business. Gifts, favors, and entertainment may be given if they are consistent with customary business practices, are not excessive in value, cannot be construed as a bribe or payoff, do not violate applicable law or ethical standards, and will not embarrass YDI or the recipient if publicly disclosed.

      Business Inducements Sales-related commissions, rebates, discounts, credits, and allowances are customary business inducements, but careful attention is needed to avoid illegal or unethical payments and to ensure compliance with applicable laws, including currency exchange controls, anti-kickback restrictions, and tax regulations. Business inducements must be reasonable in value, competitively justified, properly documented, and made to the business entity to which the original sales agreement or invoice was made/issued. They should not be made to individual officers, employees, or agents of such entity or to a related business entity. They should also be made in the country of such entity's place of business. Similarly, commission payments related to purchases of YDI goods should be made only to the seller or provider, and only in place of business of the seller or provider or in the country in which the product is delivered.

      F.    SPECIFIC PROVISIONS APPLICABLE TO FINANCIAL PROFESSIONALS

      Each of the Chief Executive Officer of YDI and its senior financial officers, including the Chief Financial Officer and Controller, and persons performing similar functions (each of whom, a "Financial Professional"), is subject to the following additional specific standards:

      1. Each Financial Professional must adhere to and endeavor to ensure that YDI adheres to all applicable governmental laws, rules, and regulations, as well as the rules and regulations of self-regulatory organizations of which YDI is a member.

      2. Each Financial Professional shall endeavor to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that YDI files with, or


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            submits to, the Securities and Exchange Commission and in other public communications made by YDI.

      3. Each Financial Professional shall promptly bring to the attention of the Chief Financial Officer, the Vice President, Legal, or if appropriate, the Audit Committee and/or the Chief Executive Officer, any information he or she may have concerning:

            (a) any fraud, whether or not material, that involves management or other employees who have a significant role in YDI's financial reporting, disclosures, or internal control over financial reporting;

            (b) any information of which he or she may become aware (including any material weaknesses or significant deficiencies in YDI's disclosure controls and procedures or internal control over financial reporting) that would likely adversely affect the disclosures made by YDI in its public filings, submissions, and other public communications;

            (c) any evidence of a material violation of the securities or other laws, rules, or regulations applicable to YDI and the operation of its business by YDI or any of its agents;

            (d) any questionable accounting or auditing matters or other concerns regarding accounting, internal accounting controls, or auditing matters; and

            (e) any violation of this Code in general or these provisions specifically applicable to Financial Professionals, including any actual or apparent conflicts of interest between personal and professional relationships involving any management or other employees who have a significant role in YDI's financial reporting, disclosures, or internal control over financial reporting.

      4. Failure to observe these standards may result in disciplinary action, including termination of employment and referral for criminal prosecution, depending on the circumstances.

II.   IMPLEMENTATION, MONITORING, AND WAIVERS

      YDI's Chief Financial Officer monitors the implementation of this Code throughout YDI so that YDI's Chief Executive Officer and Board of Directors may be regularly advised of the status of compliance and level of integrity within YDI. The Chief Financial Officer, Controller, and Vice President, Legal are available to provide guidance to employees when faced with ethical considerations. The Chief Financial Officer and Controller can be reached at
(703) 205-0600, extensions 210 and 246, respectively. The Vice President, Legal can be reached at 413-665-8551, extension 215.


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      Periodically, YDI's policies, procedures and practices are reviewed and revised to assure that best practices and compliance with current laws and standards are in place.

      Any waivers of this Code for executive officers or directors or of the provisions of this Code specifically applicable to Financial Professionals may be made only by the Board of Directors or a Board committee to which such responsibility has been delegated and must be publicly disclosed in a prompt manner.

III.  REPORTING NONCOMPLIANCE

      It is the obligation of every YDI employee, officer, and director to adhere to this Code and all existing YDI policies and guides and to report to YDI any suspected violations in accordance with applicable procedures. The Vice President, Legal is primarily responsible for investigating and referring (where appropriate) such reports to the Chief Executive Officer and Board of Directors for possible action. Communications will be treated in confidence and may be made anonymously. Should an employee identify him/herself, all reasonable efforts will be taken by YDI to keep his/her identity confidential. However, there may be circumstances when YDI is obligated to divulge the person's identity under federal or state law or pursuant to other authority.

      There will be no retribution taken against any employee who reports a violation or suspected violation in good faith. A supervisor or other employee will be subject to disciplinary measures for intimidating or imposing sanctions on an employee that reports a suspected violation of this Code in good faith.

      Failure to observe this Code and our policies and guides may result in disciplinary action, including termination of employment and referral for criminal prosecution, depending on the circumstances.

      Violations - General Suspected violations of this Code can be reported by notifying the Chief Financial Officer or Controller at 8000 Lee Highway, Falls Church, VA 22042, telephone - 703-205-0600, extensions 210 and 246, respectively, and facsimile - 703-205-0672, or the Vice President, Legal at 20 Industrial Drive East, South Deerfield, MA 01373, telephone - (413) 665-8551, extension 215, and facsimile - (413) 665-0089. Reports will be treated in confidence and may be made anonymously.

      Violations - Accounting Individuals may report questionable accounting or auditing matters, or other concerns regarding accounting, internal accounting controls, or auditing matters, by notifying the Chief Financial Officer or Controller at 8000 Lee Highway, Falls Church, VA 22042, telephone - 703-205-0600, extensions 210 and 246, respectively, and facsimile - 703-205-0672, or the Vice President, Legal at 20 Industrial Drive East, South Deerfield, MA 01373, telephone - (413) 665-8551, extension 215, and facsimile - (413) 665-0089. Reports will be treated in confidence and may be made anonymously.


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      Violations - Attorneys In addition to the reporting procedures available to all directors, officers, and employees, attorneys who represent YDI (whether employees or non-employees of YDI) and who believe that they possess credible evidence of a violation of securities laws or breach of fiduciary duty or similar violations should report that information to the Vice President, Legal and the Chief Executive Officer. An inquiry will be conducted into the subject matter of the report and the reporting attorney will be advised of the result. If the reporting attorney appears and practices before the Securities and Exchange Commission on YDI's behalf and does not receive an appropriate response within a reasonable time, the reporting attorney must report the suspected violation to the Audit Committee of YDI's Board of Directors.

IV.   COMMITMENT TO COMPLIANCE

      YDI's Board of Directors and its management are committed to assuring that YDI manifests the highest level of ethics both within YDI and in the business relationships in which YDI is engaged. YDI requires that each director, officer, and employee, in performing his or her duties for YDI, adheres not only to the letter of this Code but also to its intent and spirit.

      As previously indicated, YDI regularly adopts and updates policies and guides that are intended to provide guidelines and answers to our employees, officers, and directors in connection with expected ethical conduct. No policy or guide, however, will provide definitive answers to all questions. If there are questions regarding the Code, or the standards, policies, or guides referenced herein, or if there is doubt about the best course of action in a particular situation, please call our Chief Financial Officer at 701-205-0600, extension 210, our Controller at 703-205-0600, extension 246, or our Vice President, Legal at 413-665-8551, extension 215.


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